December 28, 2001


Capstone Growth Fund, Inc.
5847 San Felipe, Suite 4100
Houston, Texas 77057


RE:  Capstone Growth Fund, Inc.


Dear Sirs:

We have acted as counsel for Capstone Growth Fund, Inc. ("Registrant"), including its series Capstone Employee Stock Ownership Fund ("Series"), and are familiar with Registrant's registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares under the Securities Act of 1933, as amended (collectively, "Registration Statement"). Registrant is organized as a corporation under the laws of Maryland.

We have examined Registrant's Articles of Incorporation and other materials relating to the authorization and issuance of shares of common stock of Registrant and Series, Post-Effective Amendment No. 29 to the Registration
Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the shares of Series proposed to be sold pursuant to Post-Effective Amendment No. 29 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by Series against receipt of the net asset value of the shares of Series, as described in Post-Effective Amendment No. 29 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by Registrant or Series.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 29 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with the continuous offering of shares of common stock of Series, as indicated above, and to references to our firm, as counsel to Registrant and Series, in the prospectus and Statement of Additional Information regarding Series to be dated as of the effective date of Post-Effective Amendment No. 29 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,


/s/ DECHERT